Exhibit 99.1

CIRCUIT CITY AND WATTLES CAPITAL MANAGEMENT REACH AGREEMENT

Richmond, Va., May 9, 2008 - Circuit City Stores, Inc. (NYSE:CC) and Wattles Capital Management, LLC (“WCM”) today announced that they have reached an agreement under which Circuit City’s board of directors will select three of WCM’s director nominees and include them as nominees of the board at Circuit City’s 2008 Annual Meeting. In addition, one of the WCM nominees will become a member of the executive committee of the Circuit City board.

As part of the agreement, WCM, which, together with its affiliates, beneficially owns approximately 11,000,000 shares of Circuit City common stock, representing approximately 6.5 percent of Circuit City’s outstanding shares, has agreed not to solicit proxies in connection with the 2008 Annual Meeting; to vote its shares in support of all of the board's director nominees at the 2008 Annual Meeting; and to abide by certain confidentiality and standstill provisions through the completion of the 2009 Annual Meeting. At least two of Circuit City’s current directors will either step down or decline to stand for reelection at the company’s 2009 Annual Meeting of Shareholders.

“We are pleased that this matter has been resolved in a manner that best serves the interests of all Circuit City shareholders,” said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City. “Through this agreement, Circuit City and WCM will avoid a costly and disruptive proxy contest at a time when the company is exploring a full range of strategic alternatives to enhance shareholder value. Our board and management team also can remain focused on serving our customers and executing our business plan as we continue to pursue the many opportunities that lie ahead for our company.”

“I am confident that the Circuit City board and Goldman Sachs are committed to a process that will maximize shareholder value,” said Mark Wattles, founder and CEO of Wattles Capital Management. “As a result, we were able to resolve our differences and will now work to support that process in any way we can.”

The complete agreement will be included as an exhibit to the company's Form 8-K to be filed with the Securities and Exchange Commission.

Circuit City, in a separate news release, also today announced that it is exploring strategic alternatives to enhance shareholder value and, as part of that process, will allow Blockbuster Inc. (NYSE: BBI) and its largest shareholder Carl Icahn to conduct due diligence in connection with Blockbuster’s proposal to acquire Circuit City.

About Wattles Capital Management, LLC
Wattles Capital Management, LLC ("WCM") makes public and private investments primarily in retail, entertainment and consumer products companies where it sees the potential to increase

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Circuit City Stores, Inc.

value through growth or an operating turnaround. WCM was founded and is managed by Mark Wattles, the founder, Chairman and CEO responsible for building more than 2,000 Hollywood Videos and 700 Game Crazy stores before selling the Company for approximately $1.25 billion in April 2005. WCM has an operating group that has significant expertise in managing rapid growth and turnaround situations. As such, WCM is well-positioned to invest in companies that it believes require more active involvement in order to realize value. In addition to its holdings of Circuit City Stores, Inc., WCM owns and operates a chain of consumer electronics superstores operating under the name Ultimate Electronics.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. At February 29, the domestic segment operated 682 Superstores and 11 other locations in 158 U.S. media markets. At February 29, the international segment operated through 779 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

This communication may be deemed to be solicitation material in respect of Circuit City's solicitation of proxies in connection with its 2008 Annual Meeting of Shareholders. Circuit City and its directors and executive officers may be deemed to be participants in such solicitation of proxies. Information regarding the special interests of these directors and executive officers in such solicitation of proxies will be included in any proxy statement filed by Circuit City in connection with the 2008 Annual Meeting of Shareholders. In addition, Circuit City files annual, quarterly and special reports, proxy and information statements, and other information with the Securities and Exchange Commission (SEC). These documents are available free of charge at the SEC’s Web site at www.sec.gov or from Circuit City at http://investor.circuitcity.com. Investors should read any proxy statement filed in connection with the 2008 Annual Meeting of Shareholders carefully when it becomes available before making any voting or investment decision.

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